UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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SuccessFactors, Inc.
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April 22, 2011

To Our Stockholders:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of SuccessFactors, Inc. to be held at our offices located at 1500 Fashion Island Blvd., Suite 300, San Mateo, California 94404, on Friday, June 3, 2011, at 8:00 a.m. Pacific Time.

The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Your vote is important. Whether or not you plan to attend the meeting, please cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials, over the Internet or by telephone, as promptly as possible. You may also request a paper proxy card to submit your vote by mail, if you prefer. We encourage you to vote via the Internet. We believe it is convenient for our stockholders, while significantly lowering the cost of our annual meeting and conserving natural resources.

We look forward to seeing you at the meeting.

Lars Dalgaard Founder and Chief Executive Officer

SuccessFactors, Inc.

1500 Fashion Island Blvd., Suite 300

San Mateo, California 94404

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting Of Stockholders of SuccessFactors, Inc. will be held at our offices located at 1500 Fashion Island Blvd., Suite 300, San Mateo, California 94404, on Friday, June 3, 2011, at 8:00 a.m. Pacific Time, for the following purposes:

1. To elect two Class I directors of SuccessFactors, Inc., each to serve until the 2014 annual meeting of stockholders and until his successor has been elected and qualified, or until his earlier death, resignation or removal. SuccessFactors’ Board of Directors intends to present the following nominees for election:

William H. Harris, Jr.

William E. McGlashan, Jr.

2. To hold an advisory vote on executive compensation as disclosed in the Proxy Statement.

3. To hold an advisory vote on whether an advisory vote on executive compensation should be held every one, two or three years.

4. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2011.

5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on April 12, 2011 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

Lars Dalgaard Founder and Chief Executive Officer

San Mateo, California

April 22, 2011

Whether or not you expect to attend the meeting, please vote via the Internet or complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting.

SuccessFactors, Inc.

1500 Fashion Island Blvd., Suite 300

San Mateo, California 94404

PROXY STATEMENT

April 22, 2011

The accompanying proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of SuccessFactors, Inc., a Delaware corporation (“SuccessFactors”), for use at the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at our offices located at 1500 Fashion Island Blvd., Suite 300, San Mateo, California 94404, on Friday, June 3, 2011, at 8:00 a.m. Pacific Time. This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on or about April 22, 2011. An annual report for the year ended December 31, 2010 is enclosed with this Proxy Statement. An electronic copy of this proxy statement and annual report are available at www.envisionreports.com/sfsf.

THE MEETING

We are pleased to furnish proxy materials to our stockholders on the Internet, rather than mailing printed copies of those materials to each stockholder. If you received a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability will instruct you as to how you may access and review the proxy materials and cast your vote on the Internet. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of the Annual Meeting. We anticipate that the Notice of Internet Availability will be mailed to stockholders on or about April 22, 2011.

Voting Rights, Quorum and Required Vote

Only holders of record of our common stock at the close of business on April 12, 2011, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on April 12, 2011, we had 78,681,733 shares of common stock outstanding and entitled to vote. Holders of SuccessFactors common stock are entitled to one vote for each share held as of the record date. A quorum is required for our stockholders to conduct business at the Annual Meeting. A majority of the shares of our common stock entitled to vote on the record date present in person or represented by proxy will constitute a quorum for the transaction of business.

For Proposal No. 1, directors will be elected by a majority of the shares present or represented at the Annual Meeting and voting “for” or “against” each nominee. To be elected, the number of votes cast “for” each of the nominees must exceed the numbers of votes cast “against” each such nominee. Each director who is standing for re-election at the meeting has tendered a contingent, irrevocable resignation from the Board that will become effective only if the director fails to receive the required majority vote. In that event, the Nominating and Governance Committee of the Board will make a recommendation to the Board whether to accept or reject the resignation, or whether some other action should be taken. The Board will act on the recommendation of the Nominating and Governance Committee and publicly disclose its decision and the rationale behind it within 90 days after the date of the certification of the election results.

Approval of Proposals 2, 3 and 4 also require the affirmative vote of a majority of the shares present or represented at the Annual Meeting and voting affirmatively or negatively for each proposal.

Broker Non-Votes and Abstentions

If stockholders abstain from voting, including brokers holding their clients’ shares of record who cause abstentions to be recorded, these shares will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present. Because broker non-votes and abstentions are not voted affirmatively or negatively, they will have no effect on the approval of any of the proposals.

If you own shares through a broker, you must instruct your broker how to vote in order for your vote to be counted, except as to certain “routine” proposals. Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in the absence of such direction, in their own discretion if permitted by the stock exchange or other organization of which they are members. Members of the New York Stock Exchange are permitted to vote their clients’ proxies in their own discretion as to certain “routine” proposals. Only proposal 4 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. Where a proposal is not “routine,” a broker who has received no instructions from its clients generally does not have discretion to vote its clients’ uninstructed shares on that proposal. When a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, the missing votes are referred to as “broker non-votes.” Those shares would be considered present for purposes of determining whether or not a quorum is present, but would not be considered entitled to vote on the proposals. Those shares would not be taken into account in determining the outcome of non-routine proposals.

Voting of Proxies

The proxy accompanying this Proxy Statement is solicited on behalf of the Board of Directors of SuccessFactors for use at the Annual Meeting. Stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. Signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted as votes “for” such proposal, or in the case of the election of the Class I directors, as a vote “for” election to Class I of the Board of all nominees presented by the Board. In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy and entitled to vote at the Annual Meeting, provided a quorum is present.

Expenses of Solicitation

The expenses of soliciting proxies to be voted at the Annual Meeting will be paid by SuccessFactors. Following the original mailing of the proxies and other soliciting materials, SuccessFactors and/or its agents may also solicit proxies by mail, telephone, telegraph or in person. Following the original mailing of the proxies and other soliciting materials, SuccessFactors will request that brokers, custodians, nominees and other record holders of its common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies.

Revocability of Proxies

Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to SuccessFactors stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, or by attendance at the Annual Meeting and voting in person. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming that stockholder’s beneficial ownership of the shares.

Telephone or Internet Voting

For stockholders with shares registered in the name of a brokerage firm or bank, a number of brokerage firms and banks are participating in a program for shares held in “street name” that offers telephone and Internet voting options. Stockholders with shares registered directly in their names with Computershare, SuccessFactors’ transfer agent, will also be able to vote using the telephone and Internet. If your shares are held in an account at a brokerage firm or bank participating in this program or registered directly in your name with Computershare, you may vote those shares by calling the telephone number specified on your proxy or accessing the Internet website address specified on your proxy instead of completing and signing the proxy itself. The giving of such a telephonic or Internet proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet access providers, that must be borne by the stockholder.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

SuccessFactors’ Board of Directors is presently comprised of seven members, who are divided into three classes, designated as Class I, Class II and Class III. One class of directors is elected by the stockholders at each annual meeting to serve until the third succeeding annual meeting. The Class I directors consist of Messrs. Harris, McGlashan and Schwarz; the Class II directors consist of Mr. Dunn; and the Class III directors consist of Messrs. Burgum and Dalgaard and Ms. Nelson.

The Class I directors that are standing for reelection at the Annual Meeting are Messrs. Harris and McGlashan. Mr. Schwarz will not stand for reelection as a director at the Annual Meeting and following the meeting the Board size will be reduced by one member. Class II and Class III directors will stand for reelection or election at the 2012 and 2013 annual meeting of stockholders, respectively. Unless otherwise provided by law, any vacancy on the Board, including a vacancy created by an increase in the authorized number of directors, may only be filled by the affirmative vote of a majority of the directors then in office or by a sole remaining director. Any director so elected to fill a vacancy shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified, or until his or her earlier death, resignation or removal.

Each of the nominees for election to Class I is currently a director of SuccessFactors. If elected at the Annual Meeting, each of the nominees would serve until the 2014 annual meeting of stockholders and until his successor is elected and qualified, or until such director’s earlier death, resignation or removal. Directors will be elected by a majority of the shares voting for or against each nominee. Shares represented by an executed proxy will be voted “for” the election of the nominees recommended by the Board unless the proxy is marked in such a manner as to withhold authority to so vote. In the event that any nominee for any reason is unable to serve, or for good cause will not serve, the proxies will be voted for such substitute nominee as the present Board may determine. SuccessFactors is not aware of any nominee who will be unable to serve, or for good cause will not serve, as a director.

Each of our Board members has a broad range and depth of experience in the technology industry, whether in senior executive positions or serving as members of the board of directors of public or private technology companies. Many of our Board members also have extensive experience investing in public and private technology companies. We also believe that each of the directors possess other key attributes that are important to an effective board, including analytical skills, collaborative working style, and commitment to devoting significant time and energy to Board service. In addition to the above, we also considered the specific experience described in the biographies of each of our directors and nominees described below.

The names of the nominees for election as Class I directors at the Annual Meeting and of the incumbent Class II and Class III directors, and certain information about them, including their ages as of April 12, 2011, are included below.

Name	Age	Principal Occupation	Director Since
Nominees for election as Class I directors with terms expiring in 2014:
William H. Harris, Jr.(3).	55	Founder and Chief Executive Officer of Personal Capital Corporation	2011
William E. McGlashan, Jr.(1)(2)(4)	47	Partner and Managing Director, TPG Growth	2005

Incumbent Class II directors with terms expiring in 2012:
Eric C.W. Dunn(2)	53	Senior Vice President, Intuit Inc.	2004

Incumbent Class III directors with terms expiring in 2013:
Douglas J. Burgum*(3)	54	Co-founder, Arthur Ventures	2007
Lars Dalgaard	43	Founder and Chief Executive Officer of SuccessFactors	2001
Elizabeth A. Nelson(1)(2)(4)	50	Consultant	2007

*	Chairperson of the Board
(1)	Member of our Nominating and Corporate Governance Committee.
(2)	Member of our Audit Committee.
(3)	Member of our Compensation and Leadership Development Committee.
(4)	Member of our Mergers and Acquisitions Committee.

William H. Harris, Jr. has served as a director since January 2011. Mr. Harris is currently the founder and Chief Executive Officer of Personal Capital Corporation, an early-stage financial firm. Mr. Harris serves on the board of directors of several private companies and previously served as a director of EarthLink, Inc. from October 2003 through July 2008, Visual Sciences, Inc. from April 2005 through January 2008, RSA Security, Inc. from April 2006 until its acquisition by EMC Corporation in September 2006, Global Cash Access Holdings, Inc. from April 2005 through August 2007 and Macromedia, Inc. from May 2002 through December 2005. Mr. Harris has also previously served as Chief Executive Officer of PayPal, Inc. from October 1999 through March 2000, as an executive, including President and Chief Executive Officer, of Intuit Inc. from January 1994 through September 1999 and as President of ChipSoft, Inc. from 1991 to 1993. Mr. Harris holds a Bachelor of Arts degree in American Studies from Middlebury College and a Masters in Business Administration from Harvard University. Mr. Harris brings extensive experience as an executive officer at growing technology and software companies as well as his service on the boards of leading technology companies.

William E. McGlashan, Jr. has served as a director since September 2005. Since April 2004, Mr. McGlashan has been a Partner and Managing Director of TPG Growth, LLC, a venture capital firm. From December 2001 to March 2004, Mr. McGlashan served as Chairman of the Board of Directors and Chief Executive Officer of Critical Path, Inc., a digital communications software company. Mr. McGlashan currently serves on the Boards of Directors of several private companies. Mr. McGlashan holds a B.A. in history from Yale University and an M.B.A. from Stanford University Graduate School of Business. Mr. McGlashan brings his experience running a technology company as well as his extensive experience with technology companies gained through his investments made at TPG.

Eric C.W. Dunn has served as a director since May 2004. Since March 2010, Mr. Dunn has served as Senior Vice President, Payments Initiatives at Intuit Inc., a business, financial management and tax solution software company. From June 2003 to March 2010, Mr. Dunn was a General Partner of Cardinal Venture Capital, a venture capital firm. From August 2000 to June 2003, Mr. Dunn owned and operated Kingston Creek Ventures, a venture capital firm. From 1986 to 2000, Mr. Dunn served in a number of senior executive capacities at Intuit Inc., including Chief Financial Officer and Senior Vice President and Chief Technology Officer. Mr. Dunn currently serves on the Boards of Directors of TIBCO Software, Inc. and several private companies. Mr. Dunn holds a B.A. in physics from Harvard College and an M.B.A. from Harvard Business School. Mr. Dunn brings his extensive experience in founding and growing Intuit into a leading software company, as well as his investing experience through Cardinal Ventures.

Douglas J. Burgum has served as a director since October 2007. Mr. Burgum is currently serving as interim Chief Executive Officer of Intelligent InSites, Inc., a provider of a software-as-a-service software platform for health care organizations. From April 2001 to August 2007, Mr. Burgum served as Senior Vice President of the Microsoft Business Solutions group of Microsoft Corporation, a software company. From 1983 until its acquisition in April 2001 by Microsoft Corporation, Mr. Burgum served in various executive positions at Great Plains Software, Inc., a business-management software company, including President since March 1984, Chief Executive Officer since September 1991 and Chairman of the Board of Directors since January 1996. Mr. Burgum currently serves on the Advisory Board of Stanford University Graduate School of Business and is co-founder and Chairman of Arthur Ventures. Mr. Burgum holds a Bachelor of University Studies degree from North Dakota State University and an M.B.A. from Stanford University Graduate School of Business. Mr. Burgum brings extensive operational and technology experience leading Great Plains through its eventual acquisition by Microsoft, and in his senior role at Microsoft.

Lars Dalgaard founded SuccessFactors in May 2001 and has served as a director and our President (until November 2010 when Doug Dennerline joined) and Chief Executive Officer since May 2001. From 1994 to 1998, Mr. Dalgaard served in various general management positions at Unilever N.V., a global packaged consumer and industrial goods company, in the Netherlands, Germany and Denmark. From 1991 until 1993, Mr. Dalgaard held various positions at Novartis (formerly known as Sandoz), a pharmaceutical company, including Sales Representative, Product Manager and Corporate Finance Controller, in the United States and Switzerland. Mr. Dalgaard holds a B.A. from Copenhagen Business School, Denmark and an M.S. from Stanford University Graduate School of Business as a Sloan Fellow. Mr. Dalgaard brings his long experience with our company as the founder as well as his operational experience as Chief Executive Officer.

Elizabeth A. Nelson has served as a director since September 2007. Since 2006, Ms. Nelson has been an independent investor and consultant to various private companies. Ms. Nelson served on the Board of Directors of CNET Networks, Inc. from December 2003 through July 2008 and Autodesk, Inc. from December 2007 through April 2010. She currently serves on the Boards of Directors of Ancestry.com and several private companies in addition to SuccessFactors. From 1996 until its acquisition in December 2005 by Adobe Systems Incorporated, Ms. Nelson served in various executive positions at Macromedia, Inc., a multimedia software company, including Executive Vice President, Chief Financial Officer and Secretary since February 1998 and a member of the Board of Directors since January 2005. Prior to joining Macromedia, Ms. Nelson spent eight years at Hewlett-Packard Company, a computer-hardware company, where she held various positions in international finance and corporate development. Ms. Nelson holds a B.S. in Foreign Service from Georgetown University and an M.B.A. from the Wharton School of the University of Pennsylvania. Ms. Nelson brings her expertise in financial management as well as her deep operational experience in senior positions at leading technology companies.

The Board of Directors recommends a vote FOR the election

of each of the nominated directors

Membership and Meetings of Board of Directors and Board Committees

Board of Directors

The rules of the NASDAQ Stock Market require that a majority of the members of our Board of Directors be independent. Our Board of Directors has adopted the definitions, standards and exceptions to the standards for evaluating director independence provided in the NASDAQ Stock Market rules, and determined that six of our directors are independent under the rules of the NASDAQ Stock Market: Messrs. Burgum, Dunn, Harris, McGlashan and Schwarz and Ms. Nelson.

During 2010, the Board met 11 times and acted by unanimous written consent 7 times. None of the directors attended fewer than 75% of the aggregate of the total number of meetings of the Board (held during the period for which he or she was a director) and the total number of meetings held by all committees of the Board on which such director served (held during the period that such director served).

Board Leadership Structure

The Board has determined that having an independent director serve as Chairman of the Board is in our best interests and those of our stockholders. Mr. Burgum serves as our Chairman of the Board and presides over meetings of the stockholders, the Board and the non-executive members of our Board and holds such other powers and carries out such other duties as are customarily carried out by the Chairman of our Board. Mr. Burgum is also a member of our Compensation and Leadership Development Committee. We believe this structure ensures a greater role for the independent directors in the oversight of our company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. Generally, every regular meeting of our Board includes a meeting of our independent directors without management present.

Board Committees

Our Board of Directors has an Audit Committee, a Compensation and Leadership Development Committee, a Nominating and Corporate Governance Committee and a Mergers and Acquisitions Committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board. Each of these committees has adopted a written charter. Current copies of the charters of the Audit Committee, Compensation and Leadership Development Committee and Nominating and Corporate Governance Committee are available on our website at www.successfactors.com/investor/governance.

Audit Committee

Our Audit Committee is currently comprised of Mr. Dunn, who is the chair of the committee, Mr. McGlashan and Ms. Nelson. The composition of our Audit Committee meets the requirements for independence under the current NASDAQ Stock Market rules and Securities and Exchange Commission (“SEC”) rules and regulations. Each member of our Audit Committee is financially literate. Each of the members of, our Audit Committee is a financial expert, within the meaning of Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. All audit services and all permissible non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm will be approved in advance by our Audit Committee. Our Board of Directors adopted a charter for our Audit Committee, which is posted on our website. Our Audit Committee, among other things:

•	selects our independent registered public accounting firm to audit our financial statements;

•	helps ensure the independence of our independent registered public accounting firm;

•

discusses the scope and results of the audit with our independent registered public accounting firm, and reviews, with management and our independent registered public accounting firm, our interim and year-end operating results;

•	reviews with management, our major financial risk exposures and the steps taken to manage such exposures;

•	develops procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

•	considers the adequacy of our internal accounting controls and audit procedures and oversees any internal audit function; and

•	approves or, as permitted, pre-approves all audit and non-audit services to be performed by our independent registered public accounting firm.

During 2010, the Audit Committee met in person or by telephone 13 times.

Compensation and Leadership Development Committee

Our Compensation and Leadership Development Committee is currently comprised of Mr. Burgum, who is the chair of the committee and Messrs. Harris and Schwarz. Mr. Harris was appointed to the Compensation and Leadership Development Committee in 2011. The composition of our Compensation and Leadership Development Committee meets the requirements for independence under the current NASDAQ Stock Market rules and each member is an outside director under the applicable rules and regulations of the Internal Revenue Service. When the Compensation Committee updated its charter to reflect its role in management development and succession planning it felt it was appropriate to change the name to “Compensation and Leadership Development Committee.”

The purpose of our Compensation and Leadership Development Committee is to discharge the responsibilities of our Board of Directors relating to the compensation of our executive officers. Our Board of Directors adopted a charter for our Compensation and Leadership Development Committee. Our Compensation and Leadership Development Committee, among other things:

•	reviews and approves the compensation of our executive officers;

•	administers our compensation and equity plans;

•	reviews the succession plan and leadership development activities for senior management;

•	reviews any major compensation-related risk exposures;

•	reviews and makes recommendations to our Board of Directors with respect to incentive compensation and equity plans; and

•	establishes and reviews general policies relating to the compensation and benefits of our employees.

During 2010, the Compensation and Leadership Development Committee met in person or by telephone 18 times.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is comprised of Ms. Nelson, who is the chair of the committee and Mr. McGlashan. The composition of our Nominating and Corporate Governance Committee meets the requirements for independence under the current NASDAQ Stock Market rules and SEC rules and regulations. Our Board of Directors adopted a charter for our Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee, among other things:

•	identifies, evaluates and recommends nominees to our Board of Directors and committees of our Board of Directors;

•	searches for appropriate directors;

•	evaluates the performance of our Board of Directors and the committees;

•	reviews with management our program for monitoring applicable legal and regulatory requirements and legal compliance and risk exposures;

•	considers and makes recommendations to our Board of Directors regarding the composition of our Board of Directors and its committees;

•	reviews related party transactions and proposed waivers of our code of conduct;

•	reviews developments in corporate governance practices; and

•	evaluates the adequacy of our corporate governance practices and reporting.

During 2010, the Nominating and Corporate Governance Committee met in person or by telephone 14 times.

Mergers and Acquisitions Committee

The Mergers and Acquisitions Committee reviews acquisition and investment strategies and opportunities with management and also makes recommendations to the Board of Directors. During 2010, the Mergers and Acquisition Committee met 6 times.

Risk Management

The Board is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily through the Nominating and Corporate Governance Committee, with the Audit Committee also involved in the oversight of risk as it relates to our financial reporting and internal controls and the Compensation and Leadership Development Committee also involved in the oversight of risk as it relates to our compensation policies. However, the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from the members of management that are responsible for oversight of risk in various operational areas throughout our company.

Policy Regarding Stockholder Nominations

The Nominating and Corporate Governance Committee will consider stockholder recommendations for director candidates. The Nominating and Corporate Governance Committee has established the following procedure for stockholders to submit director nominee recommendations:

•

If a stockholder would like to recommend a director candidate for the next annual meeting, he or she must submit the recommendations by mail to SuccessFactors’ Corporate Secretary at SuccessFactors’ principal executive offices, no later than the 120th calendar day before the date that SuccessFactors mailed its proxy statement to stockholders in connection with the previous year’s annual meeting.

•

Recommendations for candidates must be accompanied by personal information of the candidate, including a list of the candidate’s references, the candidate’s resume or curriculum vitae and such other information as determined by SuccessFactors’ Corporate Secretary and as would be necessary to satisfy Securities Exchange Commission rules and SuccessFactors’ Bylaws, together with a letter signed by the proposed candidate consenting to serve on the Board if nominated and elected.

The Nominating and Corporate Governance Committee will consider nominees based on SuccessFactors’ need to fill vacancies or to expand the Board, and also considers SuccessFactors’ need to fill particular roles on the Board or committees thereof, such as independent director, or Audit Committee financial expert. Other factors the Nominating and Corporate Governance Committee will consider in any such evaluation include:

•	the appropriate size of the Board and its committees;

•	the perceived needs of the Board for particular skills, background, and business experience;

•

the relevant skills, background, reputation, and business experience of nominees compared to the skills, background, reputation, and business experience already possessed by other members of the Board;

•	nominees’ independence from management;

•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating and Corporate Governance Committee believe that it is essential that the Board members represent diverse viewpoints. The Nominating and Corporate Governance Committee’s goal is to assemble a Board that brings to our company a variety of perspectives and skills derived from high quality business and professional experience. Directors should possess the highest personal and professional ethics, integrity, and values, and be committed to representing the best interests of our stockholders. They must also have an inquisitive and objective perspective and mature judgment. Director candidates must have sufficient time available in the judgment of the Nominating and Corporate Governance Committee to perform all Board and committee responsibilities. The Nominating and Corporate Governance Committee will also focus on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. Board members are expected to prepare for, attend, and participate in all Board and applicable committee meetings.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in the best interests SuccessFactors and its stockholders.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation and Leadership Development Committee has at any time during the last fiscal year ever been an officer or employee of our company or any of its subsidiaries, and none have had any relationships with our company of the type that is required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of the Board of Directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board of Directors or Compensation and Leadership Development Committee during 2010.

PROPOSAL NO. 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with recent legislation and SEC rules, we are providing stockholders with a non-binding advisory vote on compensation programs for our named executive officers.

Stockholders are urged to read the Compensation Discussion and Analysis and Executive Compensation Tables in the Executive Compensation section of this proxy statement, which discuss how our executive compensation policies and procedures implement our compensation philosophy and contain tabular information and narrative discussion about the compensation of our named executive officers, respectively. The Compensation and Leadership Development Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

As an advisory vote, this proposal is not binding. However, the Compensation and Leadership Development Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for named executive officers.

The Board of Directors recommends a vote FOR the approval, on an advisory basis, of the Compensation and Leadership Development Committee’s executive compensation philosophy, policies and determinations for our named executive officers, as described in the “Compensation Discussion and Analysis” and “Executive Compensation Tables” sections of this proxy statement.

PROPOSAL NO. 3

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

In addition to providing stockholders with the opportunity to cast an advisory vote on executive compensation, we are proposing an advisory vote on whether the advisory vote on executive compensation should be held every one, two or three years.

The Board believes that an advisory vote on executive compensation held every year is the optimal interval for conducting and responding to a “say on pay” vote.

Although this advisory vote on the frequency of the “say on pay” vote is nonbinding, the Board and the Compensation and Leadership Development Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

The Board of Directors recommends a vote FOR the option of a “say on pay” vote every year.

PROPOSAL NO. 4 — RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected KPMG LLP (“KPMG”) to be SuccessFactors’ independent registered public accounting firm for the year ending December 31, 2011, and recommends that the stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Representatives of KPMG will be present at the Annual Meeting, will have the opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.

Change In Independent Registered Public Accounting Firm

On March 2, 2010, we ended the engagement of Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm. The audit report of E&Y on our consolidated financial statements as of and for the year ended December 31, 2009 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. The decision to change accountants was approved by the Audit Committee. During the year ended December 31, 2009 and the subsequent interim period through March 2, 2010, there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused E&Y to make reference, in connection with their opinion, to the subject matter of the disagreement. During the year ended December 31, 2009 and the subsequent interim period through March 2, 2010, there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

On March 4, 2010, KPMG was engaged as our independent registered public accounting firm. During the year ended December 31, 2009 and the subsequent interim period through March 2, 2010, we did not consult KPMG with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Audit and Related Fees

The following table sets forth the aggregate fees for audit and other services provided by E&Y for the fiscal year ended December 31, 2009 and KPMG for the fiscal year ended December 31, 2010:

	2010	2009
Audit fees(1)	$762,500	$1,296,200
Audit-related fees(2)	286,800	76,800
Tax fees(3)	73,600	206,800
All other fees	—	—

Total fees	$1,122,900	$1,579,800

(1)	Audit Fees consist of fees billed or to be billed for professional services rendered for (i) the audit of SuccessFactors’ annual financial statements set forth in SuccessFactors’ Annual Reports for 2010 and 2009 and (ii) the issuances of consents and review of documents filed with the Securities and Exchange Commission.
(2)	Audit-Related Fees consist of fees billed for professional services rendered and not reported under “Audit Fees” above, which principally related to SAS 70 attestation services.
(3)	Tax Fees consist of fees billed or to be billed for tax compliance, tax advice and tax planning services rendered. Tax-related services rendered by KPMG for 2010 consisted primarily of tax advice on our international operations and sales in foreign countries and E&Y for 2009 consisted primarily of state income tax services and tax advice related to sales tax and our international operations.

Policy on Audit Committee Pre-Approval of Services Performed by Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. These services may include audit services, audit-related services, tax services and other services. The Audit Committee generally pre-approves particular services or categories of services on a case-by-case basis. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with these pre-approvals, and the fees for the services performed to date.

All of the services of E&Y for 2009 and KPMG for 2010 described above were pre-approved by the Audit Committee.

The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 12, 2011, for:

•	each person who we know beneficially owns more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table or footnotes below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 78,681,733 shares of common stock outstanding at April 12, 2011. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to stock options, warrants or other convertible securities held by that person or entity that are currently exercisable or exercisable within 60 days of April 12, 2011. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o SuccessFactors, Inc., 1500 Fashion Island Blvd., Suite 300, San Mateo, California 94404.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
Directors and Named Executive Officers:
Lars Dalgaard(1)	1,859,938	2.3%
Bruce C. Felt, Jr.(2)	92,741	*
Doug Dennerline	0	*
Jeffrey Diana	0	*
Hillary K. Smith(3)	16,250	*
Douglas J. Burgum(4)	230,000	*
Eric C.W. Dunn(5)	81,205	*
William H. Harris, Jr.(6)	1,876	*
William E. McGlashan, Jr.(7)	45,000	*
Elizabeth A. Nelson(8)	125,000	*
John G. Schwarz(9)	7,500	*
All executive officers and directors as a group (15 persons)(10)	3,302,373	4.1

5% Stockholders:
FMR LLC(11)	11,393,150	14.5
Wells Fargo & Company(12)	4,389,699	5.6
BlackRock, Inc.(13)	3,950,425	5.0

*	Less than 1%.
(1)	Includes 1,723,751 shares subject to stock options that are exercisable within 60 days of April 12, 2011, of which, if the stock options are exercised, 35,000 shares would be subject to vesting and a right of repurchase in our favor upon Mr. Dalgaard’s cessation of service prior to vesting.
(2)	Includes 65,061 shares subject to a stock option that is exercisable within 60 days of April 12, 2011, of which, if the stock option is exercised, 12,499 shares would be subject to vesting and a right of repurchase in our favor upon Mr. Felt’s cessation of service prior to vesting.

(3)	Includes 16,250 shares subject to stock options that are exercisable within 60 days of April 12, 2011.
(4)	Includes 75,000 shares subject to stock options that are exercisable within 60 days of April 12, 2011.
(5)	Includes 45,000 shares subject to stock options that are exercisable within 60 days of April 12, 2011.
(6)	Includes 1,396 shares subject to stock options that are exercisable within 60 days of April 12, 2011.
(7)	Includes 45,000 shares subject to stock options that are exercisable within 60 days of April 12, 2011.
(8)	Includes 75,000 shares subject to stock options that are exercisable within 60 days of April 12, 2011.
(9)	Includes 7,500 shares subject to stock options that are exercisable within 60 days of April 12, 2011.
(10)	Includes 2,704,187 shares subject to stock options that are exercisable within 60 days of April 12, 2011, of which, if the stock options are exercised, 47,499 shares would be subject to vesting and a right of repurchase in our favor.
(11)	Based solely on information provided by FMR LLC in its Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2011. The address of FMR LLC is 82 Devonshire Street, Boston, MA, 02109. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 11,393,150 shares or 14.5% of our outstanding common stock as a result of acting as investment adviser to various investment companies. The ownership of one investment company, Fidelity Growth Company Fund, amounted to 7,593,186 shares or 9.7% of the common stock outstanding. Fidelity Growth Company Fund has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 10,967,104 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Pyramis Global Advisors Trust Company (“PGATC”), 53 State Street, Boston, Massachusetts, 02109, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 8,300 shares of the outstanding common stock as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 8,300 shares and sole power to vote or to direct the voting of 0 shares of Common Stock owned by the institutional accounts managed by PGATC as described above. FIL Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL, which is a qualified institution under section 240.13d-1(b)(1)(ii), is the beneficial owner of 417,746 shares of our common stock.
(12)	Based solely on information provided by Wells Fargo in its Schedule 13G filed with the Securities and Exchange Commission on January 25, 2011. The address of Wells Fargo is 420 Montgomery Street, San Francisco, CA 94104. Includes shares held by its subsidiaries Peregrine Capital Management, Inc., Wells Fargo Delaware Trust Company, N.A., Wells Fargo Advisors, LLC, Wells Fargo Funds Management, LLC, Wells Fargo Bank, N.A. and Wells Capital Management Incorporated.
(13)	Based solely on information provided by BlackRock, Inc. in its Schedule 13G filed with the Securities and Exchange Commission on February 8, 2011. The address of BlackRock is 40 East 52nd Street New York, NY 10022. Includes shares held by its subsidiaries BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Capital Management, Inc., BlackRock Investment Management, LLC, BlackRock International Limited and State Street Research & Management Company.

EXECUTIVE COMPENSATION

Compensation Discussion Analysis

The following discussion and analysis of compensation arrangements for our named executive officers should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual amounts and forms of compensation and the compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

This section discusses the principles underlying our executive compensation policies and decisions as well as the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers and places in perspective the data presented in the tables and narrative that follow.

This Compensation Discussion and Analysis provides information regarding the 2010 compensation for our named executive officers for 2010, who are:

•	Lars Dalgaard, Chief Executive Officer (CEO) and company Founder;

•	Doug Dennerline, President, hired in November 2010;

•	Bruce Felt, Chief Financial Officer;

•	Jeffrey Diana, Chief People Officer, hired in December 2010; and

•	Hillary Smith, General Counsel, hired in May 2010.

Our executive compensation program is designed to attract individuals with the skills necessary to grow our business, reward those individuals fairly over time, retain those individuals who continue to perform above the levels that we expect and strongly align the compensation of those individuals with the performance of our company on both a short-term and long-term basis. Our overall compensation philosophy is centered on driving superior performance from our executive officers. As a result, if our executive officers perform exceptionally well, their overall compensation will be at the high end of the total compensation paid by companies we view as comparable to us. The Compensation and Leadership Development Committee’s philosophy is to make a substantial portion of an executive officer’s total compensation performance-based, so that the executive officer will be rewarded through bonuses and equity if we perform well in the near term and over time. We also believe that, for technology companies, stock-based compensation is the primary motivator in attracting employees, rather than cash compensation.

Our executive officers’ compensation has three primary components — base compensation or salary, annual cash bonuses and equity awards. We view these components of compensation as related when reviewing the total compensation packages of our executive officers. We determine the appropriate level for each compensation component based in part, but not exclusively, on information from analysis of peer group companies, third-party compensation surveys, our view of internal equity and consistency and overall company and individual performance. Except as described below, our Compensation and Leadership Development Committee has not adopted any formal or informal policies or guidelines for determining how compensation is allocated between long-term and currently paid-out compensation, between cash and non-cash compensation or among different forms of non-cash compensation.

Role of the Compensation and Leadership Development Committee

Our Compensation and Leadership Development Committee annually reviews and, in the case of our executive officers other than the CEO, approves of our executive officers’ overall compensation to determine whether their compensation provides adequate incentives and motivates them to achieve superior performance and whether our executive officers are compensated adequately relative to comparable officers in other companies with whom we compete for executives. The Compensation and Leadership Development Committee reviews and makes recommendations to the Board regarding CEO compensation. The committee reviews cash compensation in addition to equity grant practices, which includes both near term value delivered and a review of the retentive value of past equity awards.

The Compensation and Leadership Development Committee meetings typically have included, for all or a portion of each meeting, not only the committee members, but also our Chief Executive Officer, Chief Financial Officer, Chief People Officer, General Counsel and the Vice President of Compensation and Benefits to provide their perspectives on the competitive landscape, the needs of the business, information regarding company performance, and technical advice.

Role of Executive Officers and Consultants in Compensation Decisions

While the committee determines the overall compensation of the executive officers other than the CEO (whose compensation is determined by the Board), the committee typically considers performance and pay recommendations from our CEO and a compensation consultant. The performance recommendations provided by our CEO are used in part to determine the individual portion of the annual bonus, positioning of future target bonus percentage amounts, and equity award recommendations.

Compensation and Leadership Development Committee Consultant

For 2010, our Compensation and Leadership Development Committee continued to retain Frederic W. Cook & Co., Inc. (“FWC”) to assist it in setting compensation for our executive officers. The Compensation and Leadership Development Committee also consulted with FWC at various times in 2010 for executive compensation matters.

FWC completed an independent review of the named executive officers’ compensation focusing on: reasonableness compared to the peer group pay practices, changing business requirements and internal equity and consistency. The analysis covered base pay, annual bonus target amounts and long-term incentives. We targeted compensation levels for executives with similar roles at comparable software companies as follows:

•	Base Salary — positioned between median and the 75th percentile;

•	Cash Compensation — positioned at the 75th percentile with opportunity to achieve the 90th percentile for significantly exceeding performance goals; and

•	Long-term Incentive Compensation — positioned at the 75th percentile with opportunity to achieve the 90th percentile for significantly exceeding performance goals.

Peer Group Review

We and FWC adjusted the 19 member peer group of public software and services companies for 2010 to account for our significant increase in market capitalization and revenue growth. For 2010, several companies were removed from our peer group as detailed in the table below.

Companies Removed from Peer Group
Market Cap< $300M	Market Cap to Revenue Ratio < 1.5	Acquired by Other Entities
Chordiant Software	Infogroup	Gevity HR
DemandTec	S1 Corp	Secure Computing
Falconstor Software		Vignette
Internet Capital Group
Openwave Systems
Techtarget

To select peer companies of comparable size and growth prospects FWC looked at “application software” and “systems software” companies with market capitalizations between $750 million and $2.5 billion, as our market capitalization had increased substantially, and with market capitalization to revenue ratios of greater than 3.5.

This resulted in the addition of seven companies to the peer group for 2010: Advent Software, Commvault Systems, Concur Technologies, Informatica Corp, Pegasystems, Solera Holdings, and Taleo Corporation. Based on these changes, the peer group for 2010 compensation analysis consisted of:

Advent Software	EPIQ Systems	Solera Holdings

Ariba	Informatica Corp	Taleo Corporation

Commvault Systems	JDA Software Group	Ultimate Software

comScore	NetSuite	Vocus

Constant Contact	Pegasystems	Websense

Concur Technologies	RightNow

Digital River

FWC provided the committee with additional competitive market data, using the Radford Technology Survey, covering general technology companies with annual revenue between $200 million and $1 billion, as we believed these companies most closely matched our company in terms of size and industry type. We believe that this survey is a commonly-used resource for technology companies in our geographic area. While we were at the low end of the revenue range for this category, many companies did not experience the same high growth that we did during the past three years.

Base Compensation

We fix base compensation for our executive officers at a level that we believe enables us to hire and retain them in a competitive environment and reward them for satisfactory individual performance and contribution to our overall business goals. Base salaries and target bonus incentives are typically set in the first quarter of the year for our named executive officers and CEO.

For 2010, the Board elected to increase Mr. Dalgaard’s annual base salary rate 20%, from $450,000 to $540,000, to position his base compensation between the median and 75th percentile of CEOs in the 2010 peer group. For 2010, other named executive officers received salary increases averaging 9.1%, which positioned our named executive officers at the median of the 2010 peer group. The salary increases were recommended to maintain our targeted positioning relative to peer companies. We also noted that there were no changes to salaries for 2009 due to a company-wide freeze and the 2010 peer group data for comparable positions increased year-over-year, mainly attributable to the changes in the peer group composition to better reflect our size and growth potential.

Cash Bonuses

We utilize cash bonuses to reward performance achievements in the current year, while also taking into account performance against our longer-term strategic goals. The bonuses for our executive officers are intended to provide a level of total compensation that is competitive, when performance is satisfactory. The bonuses are intended to be at the high end of total compensation paid by other companies when the executive officers significantly exceed their performance objectives. For 2010, the bonus targets were:

Named Executive Officer	Percentage of Base Salary
Lars Dalgaard	100%
Doug Dennerline	100
Bruce Felt	75
Jeffrey Diana	75
Hillary Smith	60

These target bonus percentages were not changed from 2009 for Mr. Dalgaard and Mr. Felt. The target bonus percentages for the other named executive officers were established as part of the negotiation of their employment offers as they were hired during 2010 and were also based on review of peer group data to determine the reasonableness of the target percentage. The 2010 bonus for each of our named executive officers, including the CEO, was based on our corporate bonus plan. Each employee who is not subject to a specific sales commission plan receives a portion of this bonus pool, based on the employee’s level in our organization and his or her individual performance for that period.

Individual Performance is generally assessed through our Goal Management and Performance Management software modules as part of our compensation process, primarily to help track performance against goals, to align the goals of our executive officers with the overall goals of our company and to measure competencies. We believe these tools are useful for aiding in compensation decisions, particularly because we use them to evaluate how all of our employees perform against individual and company goals, as well as to track the skill competencies of our entire employee base.

For 2010, the company-wide bonus pool’s target funding was 50% based on achievement of specified annual financial goals and 50% based on achievement of specified quarterly financial goals. The annual component can exceed this funding target in the event of over performance. The annual goal components were as follows: (1) 50% based on achievement of a total bookings target, and (2) 50% annual non-GAAP operating profit. Non-GAAP operating profit is calculated by adjusting our GAAP operating loss with the following items: future cash consideration payable in connection with our acquisition of Inform, stock-based compensation expense, amortization of intangibles, mergers and acquisition integration costs, and revaluation of contingent consideration. Each quarterly period accounted for 12.5% of the annual bonus pool target, with 50% of each quarterly component weighted to a specified level of bookings achievement and 50% based on non-GAAP operating profit for the quarter. The amount actually funded for achievement of corporate goals was based on a sliding scale.

Quarterly Total Bookings Goals (dollars in millions)

	Threshold	Target	Maximum	Achievement
Bonus payout multiplier	80%	100%	150%

Q1 Goals	$41.2	$46.4	$51.4	$48.1

Q2 Goals	44.4	50.1	55.5	52.7

Q3 Goals(1)	57.8	64.5	70.9	65.9

Q4 Goals(1)	75.8	84.2	92.3	88.5

Quarterly Non-GAAP Operating Profit Goals (dollars in millions)

	Threshold	Target	Maximum	Achievement
Bonus payout multiplier	80%	100%	150%

Q1 Goals(2)	$0.9	$1.4	$2.6	$1.7

Q2 Goals(2)	2.6	3.5	4.3	3.0

Q3 Goals	0.0	1.0	2.0	0.1

Q4 Goals	0.0	1.6	3.7	0.4

(1)	Q3 and Q4 targets were adjusted to reflect incremental bookings from our acquisitions of Inform and CubeTree, as described in more detail in Note 3 to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for 2010,
(2)	Q1 and Q2 targets were adjusted to reflect our adoption of EITF 08-01 (ASU 2009-13), as described in more detail in Note 15 to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for 2010,

The following table shows the components of bonus related to achievement of quarterly targets:

	Corporate Performance % of Target	Lars Dalgaard	Bruce Felt	Doug Dennerline	Jeffrey Diana	Hillary Smith
Q1	133%	$67,500.00	$28,125.00	N /A	N /A	N /A
Q2	100	67,500.00	28,125.00	N /A	N /A	$10,090.38	*
Q3	96.1	64,867.50	27,028.13	N /A	N /A	19,099.88
Q4	106	67,500.00	28,125.00	N /A	N /A	19,875.00

		$267,367.50	$111,403.13	0.00	0.00	$49,065.26

*	Represents a pro-rata portion of Ms. Smith’s bonus based on her time of service during Q2 2010.

The percentage cash payment is based on the total percentage achievement of both metrics and payments for the quarterly portions of the bonus are capped at 100% and excess funding is carried over for payment with the annual component, subject to individual performance.

Annual Goals

	Threshold	Target	Maximum	Achievement	Weighting
Annual Total Bookings (millions)	$219.2	$245.2	$270.2	$255.2	50%
Multiplier	80%	100%	150%
Annual Non-GAAP Operating Profit (millions)	$3.5	$6.5	$11.5	$5.1	50%
Multiplier	80%	100%	150%

For 2010, the annual component of the company-wide bonus pool was funded at 105.8%, but with quarterly excess carried over, the total funding resulted in 113.8%. The Compensation and Leadership Development Committee determined that actual bonus payouts for annual goals should not be based solely on the achievement of corporate objectives but rather should have an individual performance element as well. Bonus amounts payable upon achievement of the annual corporate objectives are then further adjusted based on the performance rating of the executive officer and the Compensation and Leadership Development Committee’s (or, in the case of the CEO, the Board’s) overall subjective assessment of their individual performance. Accordingly, the actual annual component of the bonus paid to each named executive officer was based on the named executive officer’s overall individual performance assessment determined by our CEO and approved by the Compensation and Leadership Development Committee, in the case of the named executive officers other than Mr. Dalgaard, or determined by the Board, in the case of Mr. Dalgaard.

The following table sets forth the total bonus earned by the named executive officers for 2010:

Named Executive Officer	Corporate Component Paid Quarterly	Performance Component Paid Annually	Total
Lars Dalgaard	$267,368	$405,000	$672,368
Bruce Felt	111,403	140,000	251,403
Doug Dennerline.	—	—	0
Jeffrey Diana.	—	—	0
Hillary Smith.	49,065	49,840	98,905	*

*	Represents a pro-rata portion of Ms. Smith’s bonus based on her time of service during 2010.

Mr. Dalgaard was awarded an annual component of 150% due to the Compensation and Leadership Development Committee’s and Board’s view that he demonstrated superior performance in 2010. The Compensation and Leadership Development Committee sets high-level goals when considering Mr. Dalgaard’s performance. These factors included company revenue growth, customer retention, new bookings, other financial metrics, strategic initiatives, management team leadership, customer feedback and cultural objectives. Mr. Dalgaard completed a self-assessment against his goals identified for 2010. Concurrently, our Compensation and Leadership Development Committee consultants and our Chief People Officer conduct in-depth interviews with members of the Board and Mr. Dalgaard’s direct reports.

Mr. Felt was awarded approximately 124% of his eligible bonus target. Mr. Felt received an individual performance rating at our highest level based on a superior year overseeing the integration of three acquisitions, his role in maintaining our cash balances, and providing general financial oversight. Ms. Smith’s performance multiplier was 100% due to her satisfactory performance on the many tasks and responsibilities in building the legal organization, and recognizing her short tenure with the company (approximately 7 months).

Messrs. Dennerline and Diana were not eligible for any quarterly payout or annual component payout because their hire dates were after October 1, 2010.

Mr. Dalgaard, Mr. Felt, and Ms. Smith elected to receive all of their bonus for 2010 that had not been paid in 2010 in the form of fully-vested RSUs. The number of RSUs issued was based on the value of our common stock on the date of issuance.

Additional Bonuses

Mr. Dennerline received a sign-on bonus of $200,000, which is subject to forfeiture if he voluntarily leaves prior to the one-year anniversary of his employment. Mr. Diana received a sign on bonus of $100,000 and will receive additional bonuses of up to $400,000 when he relocates to the San Francisco Bay area. Mr. Diana’s bonus was intended to attract him to leave his current location in Seattle and to compensate him for costs of selling his house and relocating. For a further description of these awards, see “Employment and Change of Control Arrangements — Employment Arrangements.”

Ms. Smith received an additional discretionary bonus of $20,160 in recognition of her efforts to build the legal organization and legal compliance processes given the resources available to accomplish the objective.

Long-Term Incentive Awards

We utilize stock options and RSUs to ensure that our executive officers have a continuing stake in our long-term success. Because our executive officers are awarded stock options with an exercise price equal to the fair market value of our common stock on the date of grant, these stock options will have value to our executive officers only if the value of our common stock increases after the date of grant. The RSUs vest over a four year time period, with 25% of the RSU vesting on each one-year anniversary of the date of grant. In 2009, we targeted a mix between stock options and RSUs but for 2010 we delivered approximately 2/3 of the grant date value in RSUs and 1/3 of the grant date value in the form of stock options. We intend to continue to place a greater emphasis on RSUs in the future.

The authority to make stock option and RSU grants to executive officers rests with our Compensation and Leadership Development Committee. In determining the size of stock option and RSU grants to executive officers, our Compensation and Leadership Development Committee considers our overall performance. The Compensation and Leadership Development Committee also considers individual performance of the executive officers, which is based largely on the determination of our CEO as to whether the individual is performing at a level necessary to improve our overall performance. However, specific grant decisions to officers that are performing well are also based in large part on the extent to which these officers are currently vested in their equity ownership.

We do not have any program, plan or obligation that requires us to grant equity compensation on specified dates and we have not coordinated our equity grants with the release of material non-public information. We may implement policies of this nature in the future, but we have no current plans to do so.

As part of our annual compensation review, in March 2010, the Compensation and Leadership Development Committee reviewed the equity position of each of our executive officers, including the level of vesting and amounts realizable and at various assumed stock prices. These grants were positioned between the 75th and 90th percentile of the peer group. The size of the grants for Messrs. Dennerline and Diana and Ms. Smith were determined based on our negotiation with them of their initial employment terms, which also took into account their equity awards at their then current employers as well as considering reasonable ranges for comparable positions at peer group companies.

Accordingly, the following named executive officers received the following equity awards in 2010:

Named Executive Officer	Option Shares	RSUs
Lars Dalgaard	100,000	100,000
Bruce Felt	70,000	70,000
Doug Dennerline	150,000	100,000
Jeffrey Diana	65,000	65,000
Hillary Smith	65,000	65,000

Mr. Dalgaard was granted fewer equity awards in 2010 than in 2009; however, the grant date value approximates the 75th percentile of the 2010 peer group companies. The reduced number of shares was also a function of the significant increase in stock price from 2009 to 2010. Mr. Felt’s grants represented a larger-than normal grant in order to increase the amount of unvested equity value he had in 2010 and to recognize his strong performance and expected future contributions.

See “Executive Stock Ownership” for a description of our recently — enacted equity ownership guidelines.

Severance and Change of Control Payments

As described below under “— Employment and Change of Control Arrangements,” our named executive officers are entitled to receive specified severance payments and/or accelerated vesting of stock options or unvested stock if their employment is terminated without cause by us or an acquiring company (or by the executive officer for good reason) following a change of control. We believed that the severance payments and equity acceleration upon a termination of employment without cause for these named executive officers were necessary in order to provide them with assurance that if their at-will employment with us were to be terminated without cause, they would be compensated at a sufficient level in order to ensure they could transition to another company and to induce them to initially accept employment with us. We also believed based on our general experience that severance provisions such as these are relatively common for chief executive officers and chief financial officers of high-technology companies. We also believe that the larger severance packages resulting from terminations related to change of control transactions would provide an incentive for these executive officers to successfully execute such a transaction from its early stages until closing, which we believe will ultimately benefit our stockholders.

Other Benefits

Our executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision and our 401(k) Plan, in each case on the same basis as our other employees. We also provide vacation and other paid holidays to all employees, including our executive officers, which we believe are comparable to those provided in the Silicon Valley area.

We account for equity compensation paid to our employees on grant date under ASC 718, based on the fair market value of the award and recognize expense over the requisite service period. Our cash compensation is recorded as an expense at the time the obligation is accrued. If we become profitable, we will receive a tax deduction for the compensation expense. We structure cash bonus compensation so that it is taxable to our employees at the time it becomes available to them. We currently intend that all cash compensation paid to our employees will be tax deductible for us. However, with respect to equity compensation awards, while any gain recognized by employees from nonqualified stock options should be deductible, to the extent a stock option constitutes an incentive stock option, gain recognized by the employees will only be deductible if there is a disqualifying disposition by the employee. In addition, if we grant restricted stock or restricted stock unit awards that are not subject to performance vesting, they may not be fully deductible by us at the time the award is otherwise taxable to employees.

Executive Compensation Tables

The following table presents compensation information for 2010, 2009 and 2008 paid to or accrued for our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers whose total compensation for 2010 were more than $100,000. We refer to these individuals as our “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
Lars Dalgaard Chief Executive Officer	2010	$517,500	$—	$2,022,000	$1,056,510	$672,368	$43,268	$4,311,646
	2009	416,250	—	1,022,200	822,090	537,941	120,276	2,918,757
	2008	450,000	—	—	—	180,000	—	630,000

Doug Dennerline(6). President	2010	56,154	200,000	2,863,000	2,059,995	—	—	5,179,149

Bruce C. Felt, Jr. Chief Financial Officer	2010	293,750	—	1,415,400	739,557	251,403	6,611	2,706,721
	2009	254,375	—	153,330	274,030	179,132	14,411	875,278
	2008	266,875	—	—	244,020	66,000	—	576,895

Jeffrey Diana(7) Chief People Officer	2010	21,731	100,000	1,929,200	925,405	—	—	2,976,336

Hillary Smith(8) General Counsel	2010	165,625	20,160	1,495,650	754,553	98,905	—	2,534,893

(1)	As part of their initial negotiated employment offers, Messrs. Dennerline and Diana received an additional cash payment. For Ms. Smith, this amount represents a discretionary bonus paid for 2010.
(2)	Stock awards consist solely of restricted stock units. Amounts shown do not reflect compensation actually received by the Named Executive Officers. Instead, the amount shown represents the grant date fair value of stock awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Compensation – Stock Compensation,” (“FASB ASC Topic 718”) utilizing the assumptions discussed in Note 8 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for 2010, without giving effect to estimated forfeitures.
(3)	The amount shown represents the grant date fair value of stock option awards computed in accordance with FASB ASC Topic 718 utilizing the assumptions discussed in Note 8 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for 2010, without giving effect to estimated forfeitures.

(4)	The amount shown reflects the named executive officer’s bonus paid for our performance and the named executive officer’s performance against his or her specified individualized objectives and bonus for performance in the applicable years. Includes RSUs issued in lieu of cash bonus to the following named executive officers: Lars Dalgaard: 10,361 RSUs; Bruce Felt: 3,582 RSUs; Hillary Smith: 1,276 RSUs.
(5)	Consists of payout of accrued vacation time.
(6)	Mr. Dennerline joined us in November 2010 and his salary was pro rated accordingly.
(7)	Mr. Diana joined us in December 2010 and his salary was pro rated accordingly.
(8)	Ms. Smith joined us in May 2010 and her salary and non-equity incentive plan compensation were pro rated accordingly.

For a description of the material terms of the offer letters given to the named executive officers in the above table, please see the section entitled “— Employment and Change of Control Arrangements” below.

Grants of Plan-Based Awards

The table below summarizes grants made to each of our named executive officers for 2010:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Stock Awards: Number of Units(2)	Option Awards: Number of Securities Underlying Options Awards(3)	Exercise Price of Option Awards(4)	Grant Date Fair Value Of Stock And Option Awards(5)
		Threshold	Target	Maximum(1)
Lars Dalgaard		$432,000	$540,000	$1,080,000
	3/18/2010					100,000			$2,022,000
	3/18/2010						100,000	$20.22	1,056,510

Bruce Felt		180,000	225,000	450,000
	3/18/2010					70,000			1,415,400
	3/18/2010						70,000	20.22	739,557

Doug Dennerline	11/15/2010					100,000			2,863,000
	11/15/2010						150,000	28.13	2,059,995

Jeffrey Diana	12/15/2010					65,000			1,929,200
	12/15/2010						65,000	29.68	925,405

Hillary Smith		79,745	96,681	199,362	(6)
	6/15/2010					65,000			1,495,650
	6/15/2010						65,000	23.01	754,553

(1)	The maximum total individual payout is limited to 200% of a named executive officer’s full bonus target.
(2)	All restricted stock unit grants were granted under our 2007 Equity Incentive Plan.
(3)	Each stock option was granted under our 2007 Equity Incentive Plan.
(4)	Represents the fair market value of a share of our common stock on the stock option’s grant date.
(5)	The amounts in this column represent share-based payments based on the grant date fair value of the stock options and RSUs on the grant date computed in accordance with FASB ASC Topic 718 utilizing the assumptions discussed in Note 8 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for 2010, without giving effect to estimated forfeitures.
(6)	Represents pro-rated amounts.

The unvested shares issued upon exercise of the stock options in the above table are subject to a right to repurchase by us upon termination of employment, which right lapses in accordance with the vesting schedule described above. Each stock option in the above table expires ten years from the date of grant. Certain of these stock options and RSUs are subject to accelerated vesting upon involuntary termination or constructive termination following a change of control as discussed below in “Employment and Change of Control Arrangements.”

Subsequent to December 31, 2010, Mr. Dalgaard was granted a RSU covering 40,000 shares that will vest upon achievement of certain performance goals relating to building out of management team and succession planning and long-term business planning. Subsequent to December 31, 2010, in January 2011 pursuant to his offer letter, Mr. Dennerline was granted an option to purchase 100,000 shares of common stock at an exercise price of $28.60 per share.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes outstanding equity awards held by each of our named executive officers as of December 31, 2010:

Name	Option Awards(1)						Stock Awards(1)
	Number of Securities Underlying Unexercised Options				Option Exercise Price(2)	Option Expiration Date	Number of Units That Have Not Vested		Market Value of Units That Have Not Vested(15)
	Exercisable		Unexercisable
Lars Dalgaard	131,250		168,750	(3)	$5.11	3/4/2019	—		—
	—		—		—	—	150,000	(4)	$4,344,000
	690,000	(5)	—		1.30	5/18/2016	—		—
	800,000	(6)	—		8.50	7/20/2017	—		—
	40,000	(7)	5,833		8.75	9/13/2017	—		—
	—		100,000	(8)	20.22	3/19/2020	—		—
	—		—		—	—	100,000	(9)	2,896,000

Bruce Felt	25,060		56,250	(3)	5.11	3/4/2019	—		—
	—		—		—	—	22,500	(4)	651,600
	50,000	(10)	—		11.55	5/17/2018	—		—
	—		70,000	(8)	20.22	3/19/2020	—		—
	—		—		—	—	70,000	(9)	2,027,200

Doug Dennerline.	—		150,000	(11)	28.63	11/16/2020	—		—
	—		—		—	—	100,000	(12)	2,896,000

Jeffrey Diana.	—		65,000	(13)	29.68	12/16/2020	—		—
	—		—		—	—	65,000	(14)	1,882,400

Hillary Smith	—		65,000	(16)	23.01	6/16/2020	—		—
	—		—		—	—	65,000	(17)	1,882,400

(1)	Each stock option and RSU was granted pursuant to our 2001 Stock Option Plan (only in the case of stock options) or our 2007 Equity Incentive Plan. The vesting and exercisability of each stock option and vesting of each RSU is described in the footnotes below. Each of these stock options expires ten years from the date of grant. Certain of these stock options and RSUs are also subject to accelerated vesting upon involuntary termination or constructive termination following a change of control as discussed below in “— Employment and Change of Control Arrangements.”
(2)	Represents the fair market value of a share of our common stock on the stock option’s grant date, as determined by (1) our Board of Directors with respect to stock options granted prior to our initial public offering in November 2007, (2) the closing price of our common stock on the NASDAQ Global Market on the date of grant with respect to all other stock options.
(3)	These stock options vest as to 25% of the shares on March 3, 2010 and as to 1/48th of the shares each month over the three years thereafter.
(4)	These RSUs vest as to 25% of the units each anniversary over four years, starting March 3, 2010.

(5)

This stock option is immediately exercisable and our right of repurchase lapses as to 1/24th of the shares each month over two years, starting on May 17, 2006. As of December 31, 2010, all shares subject to this option were vested.

(6)

These stock options are immediately exercisable and our right of repurchase lapses as to 1/48th of the shares each month commencing on the date of grant. As of December 31, 2010, 683,333 shares subject to these options were vested.

(7)

These stock options are immediately exercisable and our right of repurchase lapses as to 1/48th of the shares each month commencing on the date of grant. As of December 31, 2010, 34,167 shares subject to these options were vested.

(8)	These stock options vest as to 25% of the shares on March 18, 2011 and as to 1/48th of the shares each month over the three years thereafter.
(9)	These RSUs vest as to 25% of the units each anniversary over four years, starting March 18, 2011.
(10)	This stock option is immediately exercisable and our right of repurchase will lapse as to 25% of the shares on May 16, 2009, and as to 1/48th of the shares each month over the three years thereafter.
(11)	This stock option vests as to 25% of the shares on November 10, 2011, and vests as to 1/48th of the shares each month over the three years thereafter.
(12)	These RSUs vest as to 25% of the units each anniversary over four years, starting November 15, 2011.
(13)	This stock option vests as to 25% of the shares on December 6, 2011, and vests as to 1/48th of the shares each month over the three years thereafter.
(14)	These RSUs vest as to 25% of the units each anniversary over four years, starting December 15, 2011.
(15)	The market value of the RSUs that have not vested is based on the closing market price of our common stock on December 31, 2010 of $28.96.
(16)	These stock options vest as to 25% of the shares on May 17, 2011 and as to 1/48th of the shares each month over the three years thereafter.
(17)	These RSUs vest as to 25% of the units each anniversary over four years, starting June 15, 2011.

2010 Option Exercises and Stock Vested

The table below summarizes the options exercised by and RSUs vesting for each of our named executive officers for the fiscal year ended December 31, 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Lars Dalgaard	—	$—	50,000	$927,000
Bruce Felt	118,690	3,053,841	7,500	139,050

Employment and Change of Control Arrangements

Change in Control Plan

In July 2010, the Board approved the SuccessFactors, Inc. Change in Control Plan (the “Change in Control Plan”). Our named executive officers and other employees designated as Tier 2 Employees by the plan administrator are eligible to participate in the Change in Control Plan.

Under the Change in Control Plan, in the event of a qualifying termination in connection with a Change in Control (as defined below) and contingent upon the participant’s execution of a binding severance and release agreement, the participant will be entitled to receive (1) a lump sum cash payment in an amount equal to such participant’s annual base salary as in effect immediately prior to the severance date, plus (a) such participant’s target annual bonus or cash incentive opportunity for the year in which the severance date occurs, multiplied by

(i) two, in the case of the Chief Executive Officer and other employees designated as Tier 1 Employees by the plan administrator or (ii) one, in the case of all participants designated as Tier 2 Employees by the plan administrator, less applicable withholding taxes; (2) full acceleration of all outstanding equity awards (subject to certain restrictions noted in the Change in Control Plan); and (3) reimbursement of premiums paid for continuation coverage for twelve months pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

A “Change in Control” shall be deemed to have occurred if any one of the following events shall have occurred: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of our securities representing fifty percent (50%) or more of the total voting power represented by our then-outstanding voting securities; (ii) the consummation of the sale or disposition by us of all or substantially all of our assets; (iii) the consummation of a merger or consolidation of us with any other corporation, other than a merger or consolidation which would result in our voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by our voting securities or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (iv) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein our stockholders give up all of their equity interest in us (except for the acquisition, sale or transfer of all or substantially all of our outstanding shares).

The Change in Control Plan terminates automatically five years from the date it was adopted unless extended by us or unless a Change in Control has occurred prior to its termination. If a Change in Control occurs prior to the Change in Control Plan’s termination, the Change in Control Plan will terminate automatically one year and one day after the Change in Control, or if later, when all benefits payable under the Change in Control Plan are paid.

In order to be eligible to participate in the Change in Control Plan, the participant must opt in to the Change in Control Plan and waive any existing severance arrangement that would be triggered by a Change in Control or similar transaction.

Currently, all of our named executive officers are participants in the Change in Control Plan.

Employment Arrangements

Lars Dalgaard. In July 2007, we entered into an employment letter with Lars Dalgaard, our founder and Chief Executive Officer. This employment letter specifies that Mr. Dalgaard’s employment with us is at will. Mr. Dalgaard was entitled to receive initial base compensation of $400,000 per year and he was eligible to receive a target bonus for 2007 of 100% of his base compensation, and up to 150% of his base compensation in the event of extraordinary performance. The bonus would be payable after the completion of audited financial results for 2007. Furthermore, we were permitted to defer payment of up to one-third of his bonus for a period of one year, consistent with any such deferral for the executive management team generally. Mr. Dalgaard also received an option to purchase 800,000 shares of common stock with an exercise price of $8.50 per share, which vests in equal monthly installments over a four-year period. In the event that Mr. Dalgaard’s employment is terminated by us without cause or that Mr. Dalgaard terminates his employment for good reason, each as defined in his employment letter, Mr. Dalgaard would be entitled to receive 12 months of his base salary, plus a pro-rated portion of his target bonus, with 50% of such amount payable immediately and the remainder payable over a 12-month period. If Mr. Dalgaard terminates his employment for good reason within 6 to 12 months following a change of control, or if his employment with us is terminated by us without cause within 12 months of a change of control, he would be entitled to receive 24 months of his base salary and two (2) times his annual bonus target with full acceleration of the vesting of his unvested stock options or restricted stock.

We are currently discussing the terms of an amended and restated employment agreement with Mr. Dalgaard. We are working with our external compensation consultant to review compensation at other companies in our peer group and other similar technology companies and anticipate that the amended agreement will provide cash, equity and severance compensation for Mr. Dalgaard that is in the upper ranges of compensation for Chief Executive Officers in peer group companies, consistent with our company’s performance during the last year.

Bruce Felt. In October 2006, Mr. Felt executed our written offer of employment as our Chief Financial Officer. The written offer of employment specifies that Mr. Felt’s employment with us is at will. The offer letter provided for base compensation and a target bonus based on a percentage of his base compensation. Pursuant to the offer letter, Mr. Felt received an option to purchase 500,000 shares of common stock with an exercise price equal to the fair market value of our common stock on the date of grant. In the event Mr. Felt’s employment with us was terminated without cause within the first year of his employment with us, he would have been entitled to receive a severance payment of six months of his base salary as well as six months of accelerated vesting of unvested shares. If his employment with us is terminated without cause after the first year of his employment with us, he is entitled to receive a severance payment of six months of his base salary, as well as three months of accelerated vesting of unvested shares. Mr. Felt will participate in the Change in Control Plan as a “Tier 2” employee.

Doug Dennerline. Pursuant to Mr. Dennerline’s offer letter entered into in November 2010, Mr. Dennerline initially received an annual base salary of $400,000, with an annual on-target bonus equal to 100% of his base salary. He also received a cash sign-on bonus of $200,000, which will be required to be repaid if he voluntarily leaves prior to the one-year anniversary of his employment. Mr. Dennerline was granted 100,000 RSUs, which will vest as to 25% of the shares subject to such award on each one-year anniversary of employment, and an option to purchase 150,000 shares of common stock, which option vests as to 25% of the shares on the one-year anniversary of employment and as to 1/48th of the shares subject to the grant on a monthly basis thereafter. Mr. Dennerline also received a grant of an option to purchase 100,000 shares of common stock in January 2011, which option vests as to 25% of the shares subject to the grant on the one-year anniversary of the grant date and as to 1/48th of the shares subject to the grant on a monthly basis thereafter. Mr. Dennerline will participate in the Change in Control Plan as a “Tier 2” employee.

Jeffrey Diana. Pursuant to Mr. Diana’s offer letter entered into in November 2010, Mr. Diana initially received an annual base salary of $300,000, with an annual on-target bonus equal to 75% of his base salary. He also received a cash sign-on bonus of $100,000. In addition, upon the closing of the purchase of a house in the San Francisco Bay Area to serve as his primary residence and assuming he has relocated to work out of our office in San Mateo, CA, he will be paid a bonus of $100,000 within 30-days of such closing. In addition, upon the closing of the sale of his existing primary residence and assuming he has relocated to work out of our office in San Mateo, CA, he will receive an additional payment of $300,000 within 30-days of such closing. If he voluntarily leaves employment for any reason within three years of his commencement of employment, he will be required to repay the amounts (net of taxes) described in the preceding sentence as follows: (A) 100% if he leaves prior to the one-year anniversary of his commencement of employment, (B) 50% if he leaves after the one-year anniversary but prior to the two-year anniversary of his commencement of employment, (C) 25% if he leaves after the two-year anniversary but prior to the three-year anniversary of his commencement of employment, and (D) 0% if he leaves after the three-year anniversary of his commencement of employment. Mr. Diana was granted 65,000 RSUs, which will vest as to 25% of the shares subject to such award on each one-year anniversary of employment, and an option to purchase 65,000 shares of common stock, which option vests as to 25% of the shares on the one-year anniversary of employment and as to 1/48th of the shares subject to the grant on a monthly basis thereafter. Mr. Diana will participate in the Change in Control Plan as a “Tier 2” employee.

Hillary Smith. Pursuant to Ms. Smith’s offer letter, Ms. Smith received and initial annual salary of $265,000, with an annual on-target bonus of 60% of her base salary. Ms. Smith was also granted 65,000 RSUs which will vest as to 25% of the shares subject to such award on each one-year anniversary of employment, and an option to purchase 65,000 shares of common stock, which option vests as to 25% of the shares on the one-year anniversary of employment and as to 1/48th of the shares subject to the grant on a monthly basis thereafter. Ms. Smith will participate in the Change in Control Plan as a “Tier 2” employee.

The following table summarizes the benefits payable to each named executive officer who is currently serving as an executive officer upon termination of our named executive officers’ employment before or after a change in control as of December 31, 2010.

The value of the severance, vesting acceleration, COBRA premiums and vacation payments shown in the table below was calculated based on the assumption that the resignation, termination or change in control, if applicable, occurred and the named executive officer’s employment terminated on December 31, 2010, and the fair market value per share of our common stock on that date was $28.96, which represents the closing price per share of our common stock on the NASDAQ Global Market on December 31, 2010. The value of the stock option vesting acceleration was calculated by multiplying the number of unvested shares subject to each stock option that accelerate upon a change in control by the difference between $28.96 and the exercise price per share of the stock option. The value of the RSU vesting acceleration was calculated by multiplying the number of unvested shares by the fair market value per share of our common stock as of December 31, 2010.

Name	Benefit	Voluntary Resignation or Termination for Cause	Termination without Cause without Change in Control		Termination without Cause or Constructive Termination after Change in Control(5)
Lars Dalgaard	Severance	$—	$1,080,000	(4)	$2,160,000
	Value of accelerated stock options(2)	—	—		7,403,579
	Value of accelerated restricted stock units(3)		—		7,240,000
	COBRA premiums	—	—		21,562

	Total value	$—	$1,080,000		$16,825,141

Bruce Felt(1)	Severance	$—	$150,000		$525,000
	Value of accelerated stock options(2)	—	356,413		2,261,659
	Value of accelerated restricted stock units(3)		724,000		2,678,800
	COBRA premiums	—	—		21,562

	Total value	$—	$1,230,413		$5,487,021

Doug Dennerline	Severance	$—	$—		$800,000
	Value of accelerated stock options(2)	—	—		124,500
	Value of accelerated restricted stock units(3)	—	—		2,809,600
	COBRA premiums	—	—		21,562

	Total value	$—	$—		$3,755,662

Jeffrey Diana(2)	Severance	$—	$—		$525,000
	Value of accelerated stock options(2)	—	—		—
	Value of accelerated restricted stock units(3)	—	—		1,882,400
	COBRA premiums	—	—		21,562

	Total value	$—	$—		$2,428,962

Hillary Smith	Severance	$—	$—		$424,000
	Value of accelerated stock options(2)	—	—		386,750
	Value of accelerated restricted stock units(3)	—	—		1,882,400
	COBRA premiums	—	$—		6,952

	Total value	$—	$—		$2,700,102

(1)	If terminated without cause after one year of employment, Mr. Felt is entitled to receive six months salary severance and accelerated vesting of 3 months of vesting acceleration of all unvested equity.
(2)	This amount represents the value of the accelerated vesting of outstanding stock options, calculated as the difference between the December 31, 2010 closing stock price of $28.96 and the exercise price for each option.
(3)	This amount represents the value of the accelerated vesting of RSUs, based on the December 31, 2010 closing stock price of $28.96.
(4)	If terminated by us without cause or if Mr. Dalgaard terminates his employment for good reason, each as defined in his employment letter, Mr. Dalgaard is entitled to receive 12 months salary plus a pro-rated annual bonus target based on the number of days employed. This amount assumes a 100% payout of the annual target bonus.
(5)	Upon termination without Cause three months preceding a Change in Control, the participants in the Change in Control Plan receive full vesting of outstanding equity grants upon the date of the Change in Control, however, vesting ceases between the Termination Date and the date of the Change in Control.

Executive Stock Ownership

In February 2011, we adopted stock ownership guidelines for our executive officers. Under these guidelines, our Chief Executive Officer would be required to hold stock with a value equal to three times and our other executive officers would be required to hold stock equal to one time, his or her respective base salary. Unvested equity awards would not be counted in determining stock ownership. These officers have five years to meet this ownership guideline.

Risks from Compensation Policies and Practices

During 2010, management, together with the outside compensation consultant, reviewed our compensation policies and discussed this review with the Compensation and Leadership Development Committee. Based on this review, we do not believe that any risks relating to our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on our business. In addition, the Compensation and Leadership Development Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks. The weighting towards long-term incentive compensation discourages short-term risk taking. Goals are appropriately set with targets that encourage growth in the business, while doing so in a manner that encourages profitability. As a technology company, we believe that we do not face the same level of risks associated with compensation for employees in the financial services sector such as traders who may deal in instruments with a high degree of risk. Furthermore, as described in our Compensation Discussion and Analysis, compensation decisions include subjective considerations, which restrain the influence of formulae or objective factors on excessive risk taking.

COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE REPORT

This report of the Compensation and Leadership Development Committee is required by the Securities and Exchange Commission and, in accordance with the Commission’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that SuccessFactors specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Compensation and Leadership Development Committee of SuccessFactors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation and Leadership Development Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE

Douglas Burgum, Chair

William H. Harris, Jr.

John G. Schwarz

DIRECTOR COMPENSATION

The following table provides information for 2010 regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion or all of 2010. Other than as set forth in the table and the narrative that follows it, to date we have not paid any fees to or reimbursed any expenses of our directors, made any equity or non-equity awards to directors, or paid any other compensation to directors.

Name	Fees Earned or Paid in Cash(1)	Option Awards(2)	Common Stock	Total
David N. Strohm(3)	$59,375	$112,881	—	$172,256
Douglas J. Burgum	56,250	112,881	—	169,131
Eric C.W. Dunn	55,000	112,881	—	167,881
William E. McGlashan, Jr.	65,000	112,881	—	177,881
Elizabeth A. Nelson	60,000	112,881	—	172,881
John G. Schwarz(4)	16,667	255,162	—	271,829
David G. Whorton(5)	42,500	112,881	—	155,381

(1)	Represents shares of common stock in lieu of all or a portion of the cash retainer as described below under “Cash Compensation.”
(2)	The amounts in this column represent share-based payments based on the fair value of the stock options on the grant date computed in accordance with FASB ASC Topic 718 utilizing the assumptions discussed in Note 8 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for 2010, without giving effect to estimated forfeitures. We estimated the grant date fair value of stock option awards described in footnote 8 using the Black-Scholes option valuation model with the following assumptions — Expected life: 2.42 years, Risk free interest rate: 0.91%, Volatility; 57.93%, and Dividend yield: 0.00%.
(3)	Mr. Strohm resigned from the Board of Directors, effective as of November 2, 2010. His annual cash compensation was pro rated accordingly.
(4)	Mr. Schwarz was appointed to the Board of Directors, effective as of September 21, 2010. His annual cash compensation was pro rated accordingly.
(5)	Mr. Whorton resigned from the Board of Directors effective as of January 13, 2011.

We compensate independent directors with a combination of cash and equity.

Cash Compensation

In January 2011, the Board revised its compensation for non-employee directors. Each non-employee director receives an annual retainer of $40,000. The non-employee Chairperson of the Board of Directors receives an additional annual retainer of $40,000. The chairs of the Audit Committee, the Compensation and Leadership Development Committee, the Nominating and Corporate Governance Committee and the Mergers and Acquisitions Committee receive annual retainers of $20,000, $20,000, $12,500 and $12,500, respectively. Each non-chair member of the Audit Committee, the Compensation and Leadership Development Committee, the Nominating and Corporate Governance Committee and the Mergers and Acquisition Committee receive annual retainers of $10,000, $10,000, $6,250 and $6,250, respectively. Non-employee directors may elect to receive a fully-vested award of common stock in lieu of the current annual cash retainer. Non-employee directors making this election receive shares having a value equal to the cash retainer. For those non-employee directors that elect to receive common stock in lieu of the cash retainer, they must so elect at the beginning of the particular year, which election will be binding for the full amount of the retainer for that year.

The common stock is paid in advance on a quarterly basis, based on the price as of the last trading day of each fiscal quarter. Messrs. Strohm and Whorton elected to receive common stock in lieu of cash fees, receiving 4,655 and 2,082 shares respectively in 2010. Mr. Dunn elected to receive common stock in lieu of 20% of his cash fees, receiving 539 shares in 2010.

Equity Compensation

Upon appointment to the Board, non-employee directors will be granted an initial equity award having a value of $100,000 (the “Initial Award”), 50% of which shall be in the form of a stock option and 50% of which shall be in the form of a RSU, and, in the case of an outside director that does not join at an annual meeting, such director will also receive a pro-rata portion of the Annual Award (defined below) based on the date of appointment through the date of the next annual meeting.

On the first trading date following the date of each annual meeting of stockholders, each outside director who continues in service as an outside director shall automatically be granted an equity award having a value of $200,000 (the “Annual Award”), 50% of which shall be in the form of an option and 50% of which shall be in the form of a RSU.

The options and the RSUs granted for Board service vest as follows: (1) awards for Initial Grants shall vest as to 12.5% of such shares on a quarterly basis over a two-year period, and (2) awards for Annual Awards shall vest as to 25% of such shares on a quarterly basis over a one-year period.

Director Stock Ownership

In January 2011, we adopted a director stock ownership guideline for our outside directors. Each director is required to hold shares having a value of five times the annual retainer, currently $200,000. The shares must then be held throughout the director’s tenure on the Board. The directors have five years to meet this ownership guideline.

TRANSACTIONS WITH RELATED PERSONS

From January 1, 2010 to the present, there have been no (and there are no currently proposed) transactions in which SuccessFactors was (or is to be) a participant and the amount involved exceeded $120,000 and in which any executive officer, director, 5% beneficial owner of our common stock or member of the immediate family of any of the foregoing persons had (or will have) a direct or indirect material interest, except the compensation arrangements described above for our named executive officers and directors and compensation arrangements with our other executive officers not required to be disclosed in this section by SEC rules and regulations.

Our policy and the charter of our Nominating and Corporate Governance Committee and the charter of our Audit Committee adopted by our Board of Directors require that any transaction with a related party that must be reported under applicable rules of the SEC, other than compensation related matters, must be reviewed and approved or ratified, by our Nominating and Corporate Governance Committee, unless the related party is, or is associated with, a member of that committee, in which event the transaction must be reviewed and approved by our Audit Committee. These committees have not adopted specific policies or procedures for review of, or standards for approval of, these transactions. We expect that any such transaction would be approved or ratified only if these committees concluded in good faith that it was in our interest to proceed with it.

REPORT OF THE AUDIT COMMITTEE

This report of the Audit Committee is required by the Securities and Exchange Commission and, in accordance with the Commission’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that SuccessFactors specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933 or the Securities Exchange Act of 1934.

The principal purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s accounting practices, system of internal controls, audit processes and financial reporting processes. The Audit Committee is responsible for appointing and retaining our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The Audit Committee’s function is more fully described in its charter.

Our management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. KPMG LLP, our independent registered public accounting firm for 2010, was responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed with management our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (“10-K”).

The Audit Committee has also reviewed and discussed with KPMG LLP the audited financial statements in the 10-K. In addition, the Audit Committee discussed with KPMG LLP those matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Auditing Standard, Vol. 1. AU section 380). Additionally, KPMG LLP provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with KPMG LLP its independence from SuccessFactors.

Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the 10-K for filing with the United States Securities and Exchange Commission.

THE AUDIT COMMITTEE

Eric C.W. Dunn, Chair

William E. McGlashan, Jr.

Elizabeth A. Nelson

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and SEC rules require our directors, executive officers and persons who own more than 10% of our common stock to file reports of their ownership and changes in ownership of our common stock with the Securities and Exchange Commission. Based solely on our review of the reports filed during the fiscal year, we determined that no director, executive officer or beneficial owner of more than 10% of our common stock failed to file on a timely basis during the fiscal year except as follows: the Form 4’s reflecting the stock election for directors fees paid in December 2009 were filed late on February 17, 2010 for three Board members; a Form 4 for a sale by Ms. Nelson was filed late on February 25, 2010 covering one transaction; Form 4’s for three transactions for Mr. Womack were filed late on April 13, 2010, July 26, 2010 and September 17, 2010); a Form 4 covering two transactions for Mr. Larson was filed late on July 26, 2010; Mr. Albright filed two late Form 4s (one on each of July 26, 2010 and August 4, 2010), each of which covered two transactions; and Form 4s were filed late on September 17, 2010 for Mr. Dalgaard, Mr. Felt, Mr. Au and Mr. Ong for payment of RSUs in lieu of cash bonuses and Ms. Bernholz filed one late Form 4on September  24, 2010 for vesting of RSUs.

STOCKHOLDER PROPOSALS

Stockholder proposals for inclusion in SuccessFactors’ Proxy Statement and form of proxy relating to SuccessFactors’ annual meeting of stockholders to be held in 2012 must be received by SuccessFactors at the principal executive offices of SuccessFactors no later than December 23, 2011. Stockholders wishing to bring a proposal before the annual meeting to be held in 2011 (but not include it in SuccessFactors’ proxy materials) must provide written notice of such proposal to the Secretary of SuccessFactors at the principal executive offices of SuccessFactors between February 17, 2012 and March 20, 2012 and comply with the other provisions of SuccessFactors’ bylaws.

DIRECTORS’ ATTENDANCE AT ANNUAL STOCKHOLDER MEETINGS

SuccessFactors invites its Board members to attend its annual stockholder meetings but does not require attendance.

STOCKHOLDER COMMUNICATIONS

Any securityholder of SuccessFactors wishing to communicate with the Board may write to the Board at Board of Directors, c/o SuccessFactors, 1500 Fashion Island Blvd., Suite 300, San Mateo, California 94404. An employee of SuccessFactors, under the supervision of the Chairman of the Board, will forward these letters directly to the Board. Stockholders may indicate in their letters if their communication is intended to be provided to certain director(s) only.

CODE OF CONDUCT AND ETHICS

SuccessFactors has adopted a code of conduct and ethics that applies to SuccessFactors’ executive officers and employees, including its Chief Executive Officer and Chief Financial Officer. The code of conduct and ethics is available on SuccessFactors’ website at www.successfactors.com/investor/governance/.

OTHER BUSINESS

The Board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope so that your shares may be represented at the meeting.

Admission Ticket

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 3, 2011.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/SFSF • Follow the steps outlined on the secured website.

(

Vote by telephone

•     Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•     Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board recommends a vote FOR all nominees, FOR Proposals 2 and 4 and every 1 YR for Proposal 3.

1.	Election of Directors:	For	Against	Abstain
	01 - William H. Harris, Jr.	☐	☐	☐

	For	Against	Abstain
02 - William E. McGlashan, Jr.	☐	☐	☐

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		For	Against	Abstain
2.	To hold an advisory vote on executive compensation as disclosed in the Proxy Statement.	☐	☐	☐
4.	To ratify the appointment of KPMG LLP as independent registered public accounting firm for the year ending December 31, 2011.	For ☐	Against ☐	Abstain ☐

		1 Yr	2 Yrs	3 Yrs	Abstain
3.	To hold an advisory vote on whether an advisory vote on executive compensation should be held every one, two or three years.	☐	☐	☐	☐
To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

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2011 Annual Meeting Admission Ticket

2011 Annual Meeting of

SuccessFactors, Inc Stockholders

June 3, 2011, 8:00 Pacific Time

SuccessFactors, Inc.

1500 Fashion Island Blvd., Suite 300, San Mateo, California 94404

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — SuccessFactors, Inc.

Notice of 2011 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting – June 3, 2011

Bruce C. Felt, Jr. and Hillary K. Smith, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of SuccessFactors, Inc. to be held on June 3, 2011 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposals 2 and 4 and every 1 YR for Proposal 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)